CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated April 29, 2013 with respect to the consolidated financial statements of Rainchief Energy Inc. for the years ended December 31, 2012, 2011, and 2010 included in this Annual Report on Form 20-F (filed under the Securities Exchange Act of 1934) for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission.

“WDM Chartered Accountants”

Vancouver, British Columbia, Canada

August 13, 2013